Exhibit 99.2

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
April 30, 2007	Tony Davis 318.388.9525
tony.davis@centurytel.com

CenturyTel Completes Madison River Purchase

MONROE, La…. CenturyTel, Inc. (NYSE: CTL) announced today that it has completed the acquisition of Madison River Communications Corp.

CenturyTel used the net proceeds from its recent issuances of $500 million of 10-year 6.0% Senior Notes and $250 million of 6-year 5.5% Senior Notes along with additional proceeds from the issuance of approximately $80 million of commercial paper to fund this transaction. The $830 million purchase price is subject to certain post-closing adjustments which are not expected to be material.

With this acquisition, CenturyTel adds approximately 170,000 access lines in new markets with attractive growth prospects in Alabama, Georgia, Illinois and North Carolina. Madison River’s high-quality network is nearly 100 percent broadband-enabled and also includes a 2,400 route-mile fiber network that is complementary to CenturyTel’s existing operations.

“We are pleased with the acquisition,” said Glen F. Post, III, chairman and chief executive officer of CenturyTel. “This transaction fits CenturyTel’s acquisition strategy and we believe it will enhance the future growth of the company, as well as benefit our customers in these new markets.”

About CenturyTel

CenturyTel (NYSE: CTL) is a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks. Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states. Visit us at www.centurytel.com.

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